Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Reports Year-End Proved Oil and Gas Reserve
Quantities Increase 92% to 397.9 MMBOE
CO2 Reserves Increase 27% to 8.0 Tcf
5% Sequential Increase in Quarterly Tertiary Oil Production
News Release
Released at 5:00 A.M. CT
     DALLAS — February 3, 2011 — Denbury Resources Inc. (NYSE symbol: DNR) (“Denbury” or the “Company”) today announced that its total proved oil and natural gas reserves as of December 31, 2010 were 397.9 million barrels of oil equivalent (“MMBOE”), consisting of 338.3 million barrels (“MMBbls”) of crude oil, condensate and natural gas liquids and 357.9 billion cubic feet (“Bcf”) (59.6 MMBOE) of natural gas. The Company’s reserve quantities increased approximately 92% (190.4 MMBOE) from year-end 2009 levels, primarily attributable to reserves added in connection with the acquisition of Encore Acquisition Company (“Encore”) in March 2010, and reserves added from continued development and expansion of the Company’s tertiary floods and from Bakken drilling. The Company also announced that its year-end 2010 proved carbon dioxide (“CO2”) reserves were 7.1 trillion cubic feet (“Tcf”) at Jackson Dome in its Gulf Coast Region and 0.9 Tcf at Riley Ridge in its Rocky Mountain Region, a 27% increase over Denbury’s year-end 2009 CO2 reserves of 6.3 Tcf. The independent reservoir engineering firm of DeGolyer and MacNaughton prepared Denbury’s year-end reserve report, including its proved CO2 reserve quantities, for the tenth consecutive year. Denbury’s year-end 2010 proved reserves are 85% oil, 60% are proved developed, and 41% of the year-end reserves are proved tertiary oil reserves.
Proved Reserves and Analysis
     Denbury added 344.5 MMBOE of proved reserves during 2010 (before netting out 2010 production and reserves disposed of as part of property sales) replacing approximately 1,294% of its 2010 production. Net of property sales, the Company added 217.0 MMBOE of proved reserves, replacing approximately 815% of its 2010 production. The most significant additions to reserves during 2010 were approximately 217.4 MMBOE from the acquisition of Encore (including approximately 43.0 MMBOE associated with Encore Energy Partners (“ENP”)), 39.4 MMBbls added in the Company’s tertiary oil operations, 33.4 MMBOE from the development of its Bakken properties, 32.3 MMBOE of natural gas reserves added through the acquisition of Riley Ridge, and 2.9 MMBOE related to commodity price revisions. The Company’s tertiary oil reserves added during the year were primarily at Delhi Field (29.5 MMBbls), resulting in 164.4 MMBbls of proved tertiary reserves at December 31, 2010. Based on estimated fourth quarter 2010 production levels, the Company’s tertiary oil reserves have a 14.5 R/P ratio (reserves divided by estimated fourth quarter production levels annualized to be expressed in years). Year-end proved reserves of the Company’s Bakken properties are 46.7 MMBOE. The Company sold approximately 127.5 MMBOE of proved reserves during 2010, all related to non-strategic properties which were part of the Encore acquisition (including reserves associated with ENP).

     The Company added CO2 reserves of 2.0 Tcf during 2010 resulting in total proved CO2 reserves of 8.0 Tcf at December 31, 2010 after deducting estimated 2010 CO2 production of 311.1 Bcf. The additional reserves resulted from the drilling of three CO2 source wells at Jackson Dome and the fourth quarter acquisition of 920.3 Bcf of proved CO2 reserves at Riley Ridge. During 2011, the Company plans to drill four additional CO2 wells in the Jackson Dome area.
     Preliminary estimates of 2010 capital expenditures total approximately $965 million, including approximately $675 million spent for oil and natural gas development and exploration activities (before proceeds from equipment sale/leasebacks of $37 million in 2010) and approximately $290 million (including acquisition costs of $21.5 million) spent on Denbury’s CO2 pipelines, producing wells and facilities. These capital spending estimates include capitalized interest related to oil and natural gas capital expenditures of approximately $33 million and capitalized interest related to CO2 expenditures of $34 million. In addition, the Company allocated approximately $4.6 billion to oil and gas property acquisition costs during 2010 related to its acquisitions of Encore and the Riley Ridge properties. These amounts do not include approximately $1.1 billion of goodwill recorded in the acquisition of Encore. The Company received approximately $1.5 billion in net proceeds from the sale of oil and natural gas properties during 2010, all from the sale of non-strategic properties acquired in the Encore merger, including the sale of its ownership interests in ENP, which ENP sale consideration included the receipt of $93 million of value attributable to the Vanguard Natural Resources common units received in the sale.
     Based on these preliminary 2010 estimates, 2010 finding costs, including the net change in future development cost for proved reserves, are currently estimated to be $14.24 per BOE (see reconciliation below).
     In accordance with Securities and Exchange Commission (“SEC”) requirements, Denbury’s proved reserves at December 31, 2010 were computed using first-day-of-the-month 12-month average 2010 commodity prices of $79.43 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $4.40 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net prices received by the Company. Denbury’s net average prices contained in the reserve report were approximately $74.36 per Bbl of oil, and $4.29 per Mcf of natural gas. Using these prices, the estimated discounted net present value of Denbury’s proved reserves, before projected income taxes, using a 10% per annum discount rate (“PV-10 Value”) was $7.3 billion at December 31, 2010, as compared to a PV-10 Value of $3.1 billion a year earlier. This increase is primarily due to the 2010 additions to reserves discussed above and a 27% increase between the average net oil prices in the 2009 reserve report and those in the 2010 reserve report. Denbury’s proved reserves at December 31, 2009 were computed using commodity prices of $61.18 per Bbl of oil and a Henry Hub cash price of $3.87 per MMBtu of natural gas. PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows (“Standardized Measure”) in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes. The Company estimates that the PV-10 Value at December 31, 2010 would change by approximately $146.5 million for each dollar change in the oil price per Bbl and approximately $10.8 million for each $0.10 change in the natural gas price per MMBtu, if oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural gas prices were to change significantly, it is likely that the price differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted.

     A PV-10 value of the Company’s December 31, 2010 proved reserves calculated using alternative prices based on the futures market forward strips as of December 31, 2010 would be $9.4 billion. Denbury’s net average prices used in preparing this alternative PV-10 presentation were approximately $87.31 per Bbl of oil and $5.46 per Mcf of natural gas.
     Following is a preliminary reconciliation of the changes in the Company’s proved oil and natural gas reserve quantities between December 31, 2009 and December 31, 2010:

MMBOE
Balance at December 31, 2009	207.5

Extensions, discoveries, improved recoveries, and other revisions	91.9
Acquisitions	249.7
Estimated revisions due to price changes	2.9
Estimated 2010 production	(26.6)
Sale of proved reserves	(127.5)

Balance at December 31, 2010	397.9

Estimated 2010 Production
     Based on preliminary data, the Company’s estimated average daily production rate for its tertiary oil production during the fourth quarter of 2010 is approximately 31,139 Bbls/d, a 5% sequential increase over its third quarter 2010 average tertiary production of 29,531 Bbls/d. Estimated average tertiary oil production for the full year 2010 is approximately 29,062 Bbls/d. Estimated Bakken production for the fourth quarter of 2010 is 5,193 BOE/d, a 12% increase over Bakken production in the third quarter of 2010. The Company’s preliminary fourth quarter total production is approximately 76,435 BOE/d. Excluding production of Encore Energy Partners and for the East Texas and Haynesville assets, all of which were sold in the fourth quarter of 2010, the Company’s continuing production in the fourth quarter was approximately 63,712 BOE/d, a slight increase over the third quarter of 2010 continuing production average of 63,194 BOE/d, also adjusted to remove production from properties sold during 2010. The Company’s estimated average annual production rate for 2010 was approximately 72,927 BOE/d, including Encore’s production from the March 9, 2010 acquisition date through December 31, 2010. On a pro forma basis, including Encore’s production for the full year of 2010 and subtracting production associated with the assets sold during 2010, the Company’s 2010 annual production is estimated to have been 62,558 BOE/d. The Company anticipates that it will have an approximately $130 million non-cash fair value pre-tax loss on the Company’s oil and natural gas derivative commodity contracts during the fourth quarter.
Management Comments
     Phil Rykhoek, Chief Executive Officer, said “The 2010 year-end proved reserves and production levels disclosed herein exemplify the great year we had in 2010. Our proved reserve quantities nearly doubled since last year, in spite of $1.5 billion of asset sales during the year, and we were able to acquire and add these reserves at a respectable all-in finding cost of $14.24 per BOE. Our proved reserve value using the alternative year-end strip prices was approximately $9.4 billion and this proved value obviously excludes our significant inventory of probable reserves related to our EOR and Bakken assets. In addition, our production for the fourth quarter remained on or ahead of schedule, we have a strong balance sheet with significant liquidity, as evidenced by our cash on hand and an unused $1.6 billion bank credit line, and our integration of Encore is virtually complete, which included a move of our corporate headquarters to a larger building. This all adds up to an impressive 2010 performance for Denbury and we look forward to more positive results in 2011 as we continue to build on our profitable, low-risk oil platform.”
Conference Presentation
      The Company will be presenting at the Credit Suisse Energy Summit on February 10, 2011 at 9:25 A.M. MT. Prior to this presentation, the Company plans to update its slide presentation which will be available on Denbury’s website, www.denbury.com by Tuesday evening, February 8th. The Credit Suisse presentation will be webcast, and will be available from Denbury’s website for approximately 30 days thereafter.
2010 Earnings Announcement
     The Company has scheduled its annual and fourth quarter 2010 results for Wednesday, February 23, 2011. You are invited to listen to our conference call broadcast live over the Internet on Wednesday, February 23, 2011 at 9:00 A.M. CT. Phil Rykhoek, Chief Executive Officer, Tracy Evans, President and Chief Operating Officer, Mark Allen, Senior Vice President and Chief Financial Officer, and Bob Cornelius, Senior Vice President — Operations, will lead the call. The call may be accessed on our website at www.denbury.com.
About the Company
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary recovery operations.

Finding Cost Supporting Schedule (based on preliminary estimates):
All expenditure amounts below are preliminary estimates
(Amounts in millions)

Total oil and natural gas exploration and development expenditures	$675
Net increase in proved future development costs	1,055
Acquisition costs allocated to oil and gas properties (a)	4,636
Less additions to unevaluated properties	(1,416)
Less sales proceeds from sale/leaseback of facilities	(37)

Net expenditures	$4,913

Total reserves added, excluding production (MMBOE)	345

Estimated finding cost per BOE	$14.24

(a)	Excludes value assigned to goodwill associated with the acquisition of oil and natural gas properties during 2010.
     This press release, other than historical financial information, contains forward looking statements that involve risks and uncertainties including commodity prices, expected proved, probable or potential reserve quantities and values relating to the Company’s oil, natural gas, and carbon dioxide reserves, estimated capital expenditures and production for 2010, 2011 and future years, completion of projects which are underway and other risks and uncertainties detailed in the Company’s filings with the SEC, including Denbury’s most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.
For further information contact:
Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com